SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              JLM INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------

     5) Total fee paid:

        ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

        ----------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------------

     3) Filing Party:

        ----------------------------------------------------------------------

     4) Date Filed:

        ----------------------------------------------------------------------

                                     [LOGO]

                              JLM INDUSTRIES, INC.
                            8675 Hidden River Parkway
                                 Tampa, FL 33637

July 8, 1999

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting (the "Meeting") of stockholders of JLM Industries, Inc. (the "Company"). The Meeting will be held August 12, 1999, at 11:00 a.m., Eastern Standard Time, at The Radisson Hotel, located at 10221 Princess Palm Avenue, Tampa, Florida, 33610.

         The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of Directors, a proposal to ratify the appointment of the Company's independent certified public accountants and a proposal to amend the Company's Non-Employee Directors' Stock Option Plan.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE ASK THAT YOU PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, EVEN IF YOU PLAN TO ATTEND THE MEETING. RETURNING YOUR PROXY TO US WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING IF YOU ARE PRESENT AND CHOOSE TO DO SO.

         If your shares are held in street name by a brokerage firm, your broker will supply you with a Proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal Proxy from your broker authorizing you to vote the shares and you present this power of attorney or Proxy at the Meeting.

         On behalf of the Board of Directors and management of the Company, I want to thank you for your support and confidence in us and I look forward to greeting you personally at the Meeting.

                                   Sincerely,

                                   /s/ JOHN L. MACDONALD
                                       -------------------------------
                                       John L. Macdonald
                                       Chairman of the Board and Chief
                                       Executive Officer

                              JLM INDUSTRIES, INC.
                            8675 Hidden River Parkway
                                 Tampa, FL 33637

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, AUGUST 12, 1999

         Notice is hereby given that the Annual Meeting of Stockholders of JLM Industries, Inc. (the "Company"), a Delaware corporation, will be held at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610, on August 12, 1999, at 11:00 a.m., Eastern Standard Time (the "Meeting") for the following purposes:

              1. To elect Directors to serve until the next Annual Meeting of
                 Stockholders in 2000;

              2. To ratify the appointment of Deloitte & Touche LLP as the
                 Company's independent auditors for fiscal year 1999;

              3. To approve an amendment to the Company's Non-Employee
                 Directors' Stock Option Plan; and

              4. To transact such other business as may properly come before the
                 Meeting or any adjournment thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. Stockholders of record at the close of business on July 7, 1999 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THE PRESENCE OF A QUORUM. You may revoke your Proxy and vote in person at the Meeting, if you desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a Proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting if your shares are held in street name by a brokerage firm unless you obtain a power of attorney or legal Proxy from your broker authorizing you to vote the shares and you present this power of attorney or Proxy at the Meeting.

         Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or broker statement evidencing your beneficial ownership of Company stock as of the record date, July 7, 1999.

                                 By Order of the Board of Directors,

                                 /s/ MICHAEL J. MOLINA
                                     -------------------------------
                                     Michael J. Molina
                                     Vice President and Secretary
                                     Tampa, Florida
                                     July 8, 1999

                              JLM INDUSTRIES, INC.
                            8675 Hidden River Parkway
                                 Tampa, FL 33637


                                 PROXY STATEMENT
                       1999 ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished by the Board of Directors and management of JLM Industries, Inc., (the "Company) in connection with the solicitation of proxies to be voted at the Company's 1999 Annual Meeting of Stockholders, which will be held at 11:00 a.m. Eastern Standard Time on Thursday, August 12, 1999, at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610 (the "Meeting). The Meeting is the Company's second Annual Meeting of Stockholders since the completion of its initial public offering of Common Stock on July 24, 1997 (the "Offering").

         Any Proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the Proxy, at any time before it is exercised, by delivering a signed revocation to the Company, by submitting a later-dated Proxy or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending Proxy materials to the actual beneficial owner and obtaining their proxies.

         The approximate date on which this Proxy Statement and enclosed form of Proxy has been first mailed to shareholders is July 15, 1999.

         The Company has common stock with a par value $.01 per share (the "Common Stock") that is the only outstanding voting security of the Company. Employees of the Company will tabulate all votes and will serve as inspectors of elections.

         The close of business on Monday, July 7, 1999 has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. As of July 7, 1999, 6,657,255 shares of the Company's Common were issued and outstanding, each of which is entitled to one vote. Each stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on Monday, July 7, 1999, on all matters that come before the Meeting.

1.       ELECTION OF DIRECTORS - ITEM ONE ON YOUR PROXY CARD

         There are currently seven seats on the Board of Directors of the Company, with no vacancies. Directors are elected to their positions until the next Annual Meeting of Stockholders, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The Board of Directors recommends that seven of the current Directors be re-elected at the Meeting to hold office until the Company's next Annual Meeting of Stockholders in 2000, and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death.

         The Board of Directors has nominated the following seven persons to stand for re-election at the 1999 Annual Meeting of Stockholders:

                              John L. Macdonald
                              Frank A. Musto
                              Walter M. Tarpley
                              Sean D. Macdonald
                              Jerry L. Weinstein
                              Thomas F. Kennedy
                              Charles N. Neivert

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RE-ELECTION OF MESSRS. J. MACDONALD, MUSTO, TARPLEY, S. MACDONALD, WEINSTEIN, KENNEDY AND NEIVERT AS DIRECTORS, TO SERVE TERMS AS DESCRIBED ABOVE. For further information on such nominees see "MANAGEMENT - DIRECTORS AND EXECUTIVE OFFICERS" and "SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS."

         The nominees that receive a majority of the votes cast by the shares entitled to vote at the Meeting shall be elected. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors.

          The proposed nominees for election as Directors are willing to be elected as such. In the unanticipated event any of the nominees should be unable to serve, Proxies may be voted for such other person or persons for the office of Director as the Board of Directors may select.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of the Directors, nominees for Directors and executive officers of the Company and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

                                                                                             DIRECTOR
         DIRECTORS AND EXECUTIVE OFFICERS   AGE                POSITIONS                       SINCE
         --------------------------------   ---                ---------                     --------
         John L. Macdonald                  56     President, Chief Executive Officer
                                                     & Director                                1986
         Thaddeus J. Lelek                  50     Vice President
         Wilfred J. Kimball                 60     Vice President
         Frank A. Musto                     42     Vice President, Chief Financial Officer
                                                     & Director                                1997
         Walter M. Tarpley                  54     Vice President & Director                   1999
         John T. White                      68     Vice President & General Counsel

         Michael J. Molina                  47     Vice President - Tax and Audit
                                                     & Secretary
         Linda L. Sato                      38     Vice President & Treasurer
         Sean D. Macdonald                  28     Vice President & Director                   1999
         Jerry L. Weinstein                 63     Director                                    1997
         Thomas F. Kennedy                  56     Director                                    1999
         Charles N. Neivert                 41     Director                                    1999

         JOHN L. MACDONALD founded the Company in April 1986, and has served as the President, Chief Executive Officer and a director of the Company throughout its history. Mr. Macdonald also co-founded Gill and Duffus Chemical, Inc., in 1978 and served as its President and Chief Executive Officer until the conclusion of a leveraged buyout in 1983, in which Gill and Duffus Chemical, Inc., merged with the Steuber Company, Inc. Mr. Macdonald received a B.A. from Colorado College and has more than 29 years experience in the chemical industry.

         THADDEUS J. LELEK has been with the Company since its formation in 1986, serving in a variety of senior marketing positions. In 1986, he was elected Vice President of JLM Marketing. Mr. Lelek has more than 28 years of experience in the chemical industry. Mr. Lelek is principally responsible for formulating and implementing the Company's marketing strategies and programs for North American sales. From 1983 to 1986, Mr. Lelek was also responsible for marketing in North America for Steuber Company, Inc., and from 1980 to 1983, Mr. Lelek headed up the national sales effort for distribution for Gill and Duffus Chemicals, Inc. Mr. Lelek was also employed in various capacities, including National Sales Manager for certain products, for Gulf Oil Chemicals, Inc., from 1970 to 1979. Mr. Lelek graduated with a B.S. in Chemical Engineering from Worchester Polytechnic Institute.

         WILFRED J. KIMBALL was hired as Vice President of JLM Chemicals and Vice President of the Company following the acquisition by the Company in 1995 of the Blue Island Plant from BTL Specialty Resins Corp. ("BTL Corporation"). Mr. Kimball is primarily responsible for the operation of the Company's Blue Island Plant. In addition, he is responsible for the operations of JLM Terminals and the day-to-day direction of certain of the Company's sales force and support staff. From 1990 to 1995, Mr. Kimball was President of BTL Corporation and in this capacity was primarily responsible for the Blue Island Plant. From 1985 to 1990, Mr. Kimball served in various executive capacities with BTL Corporation, including Vice President of Manufacturing and Engineering, and President of Plyophen Chemicals, a division of BTL Corporation. Prior to 1985, Mr. Kimball served for 22 years in various capacities with Union Carbide Canada LTD. Mr. Kimball received a B.S. in Chemical Engineering from the University of Brunswick.

         FRANK A. MUSTO has been with the Company since its formation in 1986. Mr. Musto was elected Vice President and Chief Financial Officer in 1994. Mr. Musto is principally responsible for the Company's banking relationships, current cash management systems, and investment of excess funds. Prior to joining the Company, from 1979 to 1981, and from 1983 to 1985, Mr. Musto was the Marine Accountant, Controller and Treasurer for the Steuber Company, Inc. From 1981 to 1982,

Mr. Musto was the controller for Amerpol International, New York City, a custom house broker, freight forwarder, and agent for the government-controlled fishing fleet in Poland. Mr. Musto graduated from Bernard M. Baruch College with a B.B.A. in Accounting.

         WALTER M. TARPLEY started with the Company in January 1999 as President of the Company's North American Division and Vice President of JLM Industries, Inc. Prior to joining the Company, Mr. Tarpley served as Vice President and General Manager of Ashland Chemical Company's Industrial Chemicals & Solvents Division, the United States' largest distributor of performance chemicals and additives. Mr. Tarpley served 26 years with Unocal Chemicals in various General Management positions and joined Ashland in 1993 in a merger of these firms. Upon joining Ashland, Mr. Tarpley was named Business Director for the IC&S Divisions Coatings, Adhesives and Inks business. In this capacity, Mr. Tarpley also managed the Divisions' International Group and Technical Services Laboratories. Mr. Tarpley received a B.S. in Marine Biology from the University of Miami. Mr. Tarpley was elected to the Board of Directors on July 2, 1999 to fill the vacancy created by the resignation of Mr. Lelek.

         JOHN T. WHITE has served as Vice President and General Counsel of the Company since 1990. Mr. White is the Company's chief legal officer and is principally responsible for the legal affairs of the Company and its consolidated subsidiaries. From 1987 to 1989, Mr. White was Senior Vice President for Paribas Corporation, a North American investment banking firm. From 1970 to 1987, Mr. White was partner with the New York City law firm of Wender, Murase and White. From 1962 to 1970, Mr. White was a partner in the international law firm of Baker & McKenzie, resident in the firm's New York City office. Mr. White received a bachelor's degree from Harvard College, a Juris Doctorate from Columbia University and an L.L.M. from New York University.

         MICHAEL J. MOLINA joined the Company in 1986 as Controller. In 1995, he was promoted to his current position as Vice President - Tax and Audit. Mr. Molina is primarily responsible for taxes, audits and management information systems. From 1992 to 1995, Mr. Molina served as Vice President of Administration. Mr. Molina received a B.A. from Johns Hopkins University and an M.B.A. from Pace University.

         LINDA L. SATO has been employed by the Company since 1986 when she was hired as the Company's Assistant Controller. In 1994, she was appointed Vice President and Controller. In 1996, Ms. Sato was promoted to Vice President and Treasurer. Ms. Sato graduated from the University of Connecticut with a B.A. in Accounting.

         SEAN D. MACDONALD joined the Company in May 1994 and worked as a sales representative in the Company's Southwest region until January 1997. In January 1997, Mr. Macdonald was relocated to the Company's Dutch subsidiary, JLM Industries (Europe) B.V. in the olefins trading group. In November 1997, Mr. Macdonald was appointed Managing Director of JLM Industries (Europe) B.V. in order to facilitate the integration of the Tolson acquisition. Mr. Macdonald was transferred to the Company's Singapore operation, JLM Chemicals (Asia) Pte. Ltd. in November 1998. In April 1999, Mr. Macdonald was appointed Vice President International and transferred to the Company's headquarters in Tampa. Mr. Macdonald received a B.A. in political science and a minor in international marketing from the University of Tampa. Mr. Macdonald was elected to the Board of Directors on July 2, 1999 to fill the vacancy created by the resignation of Mr. Kimball.

         JERRY L. WEINSTEIN served as Vice President of Owens Corning - Specialty & Foam Products Division since 1994. From 1980 until 1994, Mr. Weinstein was President and Chief Executive Officer of UC Industries, Inc., an independent manufacturer of plastic products for the building materials industry.

         THOMAS F. KENNEDY joined the Board of Directors of the Company in January 1999. Prior to joining the Board, Mr. Kennedy served as President and Chief Executive Officer of Hoechst Celanese ("Hoechst") from January 1996 until his retirement in March 1998. Mr. Kennedy joined Hoechst in 1966 and held various sales and marketing positions with the company including Vice President and General Manager of the Filter Products Division of Celanese Fibers Operations. Mr. Kennedy became Executive Vice President of Celanese Chemical Company in 1986 and President of Hoechst Celanese Chemical Group in 1989, which included responsibility for overseeing the Textile Fibers, Technical Fibers Polyester Resins and Films and Specialty Chemicals groups.

         Charles N. Neivert was elected to the Board of Directors on July 2, 1999 to fill the vacancy created by the resignation of Mr. Kahn. In 1992, Mr. Neivert Co-founded and is currently the Chief Operating Officer of New Vernon Associates, which is an investment advisory boutique focusing on select global chemical, life science and pharmaceutical companies. From 1987 to 1992, Mr. Neivert was the Vice President and Senior Sector Analyst of Anantha Raman & Company, Inc., a leading equity research boutique. From 1980 until 1986, Mr. Neivert worked with Data Resources, Inc. as a Manager and Economist wherein he developed, designed and marketed new computer-based forecasting and cost models for the chemical industry. Mr. Neivert is a candidate for his M.B.A. at Rutgers University and received his B.A. from the University of Pennsylvania in Economics and Chemistry.

         Sean D. Macdonald is the son of the Company's President and Chief Executive Officer, John L. Macdonald. None of the other executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

         The Board of Directors held two formal meetings during 1998. Each of the incumbent Directors attended at least 75% of the aggregate of all meetings of the Board and all committees of which he was a member. All other actions during such year were accomplished through unanimous written consents without a meeting of the Directors.

         The Board of Directors has a standing Audit Committee and Compensation Committee; it does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company. See "Stockholder Proposals For Presentation at the 2000 Annual Meeting" for further information.

         The Audit Committee held one meeting prior to the Meeting. Until July 2, 1999, the Audit Committee consisted of Messrs. Kimball, Kahn and Weinstein. On July 2, 1999, Messrs. Kimball and Kahn resigned as Directors and as members of the Audit Committee and the Board of Directors appointed Messrs. Neivert and Tarpley as their replacement. The Audit Committee recommends the appointment of the independent public accountants of the Company, discusses and reviews the scope and fees of the prospective annual audit, and reviews the results thereof with the independent public accountants, reviews and approves non-audit services of the independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves (with the concurrence of the majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties.

         The Compensation Committee held one meeting in 1998. Until July 2, 1999, the Compensation Committee consisted of Directors, Messrs. Kahn, Weinstein and Kennedy. On July 2, 1999, Mr. Kahn resigned as a Director and as a member of the Compensation Committee and the Board of Directors appointed Mr. Neivert to fill the vacancy on the Compensation Committee. The Compensation Committee's principal function is to make recommendations to the Board of Directors with respect to the compensation and benefits to be paid to officers and perform other duties prescribed by the Board with respect to employee stock plans and benefit programs.

         See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS" for additional information on certain members of management.

COMPENSATION OF DIRECTORS

         Base Compensation. In fiscal 1998, non-employee directors received an annual retainer fee of $10,000 plus $2,500 for each committee meeting physically attended or held by telephone and whether or not coinciding with a Board meeting. In addition, all directors were entitled to receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors or committees thereof; no additional per meeting fees were paid.

         Options. Pursuant to the Non-Employee Directors' Stock Option Plan, as amended in January 1999, each non-employee director receives an automatic grant of options to purchase 5,000 shares of Common Stock upon their initial appointment to the Board of Directors and 2,500 shares of Common Stock upon their reelection to the Board of Directors. In general, each option granted under the plan vests in full on the date of the next annual meeting following the date of grant, has a five year term and permits the holder to purchase shares at their fair market value on the date of grant. The Board of Directors may also make discretionary grants of options under the plan.

         Prior to the amendment to the plan, Messrs. Kahn and Weinstein were each granted an option to purchase 1,000 shares of Common Stock upon their initial appointment to the Board and an option to purchase 1,000 shares of common stock following the 1998 Annual Meeting of Stockholders. In connection with the amendment to the plan in January 1999 and in order to make the prior grants to Messrs. Kahn and Weinstein consistent with terms of the amended plan, Messrs. Kahn and Weinstein were each granted an option to purchase 1,500 shares of Common Stock and an option to purchase 4,000 shares of Common Stock. Also, in January 1999, Mr. Kennedy, upon his initial appointment to the Board of Directors, was granted an option to purchase 5,000 shares of Common Stock.

         For additional information regarding the Non-Employee Directors' Stock Option Plan and the amendment to the plan previously approved by the Board of Directors and being submitted to the stockholders of the Company pursuant to this proxy statement, see Proposal to Approve the Amendment of the Non-employee Directors' Stock Option Plan - Item Three on Your Proxy Card

         Indemnification. The Company indemnifies its directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. Each of the Company's directors and executive officers have entered into indemnification agreements with the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. The Company did not become subject to such requirements until the Offering. To the Company's knowledge, based solely upon a review of the forms, reports, and certificates furnished to the Company by such persons during the most recently completed fiscal year, all such reports were filed on a timely basis except for Forms 3 to report the election of Mr. Kennedy as a Director and Mr. S. Macdonald for his election as Vice President were each filed late.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 7, 1999, for (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each Director and Nominee for Director of the Company, (iii) each of the Named Executive Officers and (iv) all Executive Officers and Directors as a group.

                                                          NUMBER         PERCENT
                                                       BENEFICIALLY        OF
               NAME OF BENEFICIAL OWNER                  OWNED (1)        CLASS
               ------------------------                ------------      -------

      John L. Macdonald                                 4,305,614 (2)     64.7
      Maxwell Stolzberg, as Trustee of an
        Irrevocable Trust                               4,096,608 (2)     61.5
      Thaddeus J. Lelek                                    23,900 (3)       *
      Wilfred J. Kimball                                   12,520 (3)       *
      Frank A. Musto                                       23,150 (3)       *
      Walter M. Tarpley                                    37,200 (3)       *
      Sean D. Macdonald                                    10,233 (3)       *
      John T. White                                         6,000 (4)       *
      Jerry L. Weinstein                                    7,500 (5)       *
      Thomas F. Kennedy                                      -              *
      Charles N. Neivert                                     -              *
      Brinson Partners                                    473,600 (6)      7.1
      All Directors, Nominees, for Directors and
        Executive Officers As a Group (11 persons)      4,433,617         66.6

*Less than one percent ownership

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares to which a person has or shares voting power and/or investment power and any shares as of a given date which such persons has the right to acquire within 60 days after such date. Except as otherwise indicated, all shares are held of record with sole voting and investment power.
(2) Of the shares shown for Mr. Macdonald and Mr. Stolzberg, as Trustee, 4,096,608 shares are held of record by an Irrevocable Trust of which Mr. Stolzberg is Trustee and Mr. Macdonald is the grantor and sole beneficiary. Under terms of the Irrevocable Trust, Mr. Stolzberg, as Trustee, has the full and exclusive right and power to vote and dispose of all shares of the Common Stock held by the Irrevocable Trust. However, as a result of Mr. Macdonald's right to terminate the Irrevocable Trust by providing written notice at certain specified times and acquire beneficial ownership of the shares of Common Stock held by the Irrevocable Trust, Mr. Macdonald and the Trustee may be deemed to share voting and investment control with respect to the shares of Common Stock held by the Irrevocable Trust. For Mr. Macdonald, the number of shares include 167,040 shares of Common Stock held by two irrevocable trusts created for the benefit of Mr. Macdonald's children for which Mr. Macdonald disclaims beneficial ownership. Additionally, Mr. Macdonald's shares include 41,666 shares deemed to be beneficially owned by Mr. Macdonald by virtue of certain stock options that are currently exercisable. The address for Mr. Macdonald is 8675 Hidden River Parkway, Tampa, Florida 33637 and the address of Mr. Stolzberg is 460 Park Avenue, New York, New York 10022.
(3) For each of Messrs. Lelek, Kimball and Musto, the number of shares shown includes 10,000 shares deemed to be beneficially owned by each such officer by virtue of certain stock options that are currently exercisable. For Mr. Lelek, Kimball and Musto, the number also includes 12,900, 1,720 and 12,900 shares, respectively, related to the vesting of restricted shares. Additionally, the number includes for Mr. Lelek, Kimball and Musto 1,000, 800 and 250 shares, respectively, that each owns personally. The shares for Mr. Tarpley represent 37,200 shares relate to the vesting of restricted stock. The shares for Sean Macdonald represent 6,900 shares owned personally and 3,333 stock options that are currently exercisable.
(4) The number of shares shown includes 5,000 shares deemed to be beneficially owned by Mr. White by virtue of certain stock options that are currently exercisable. Additionally, the number includes 1,000 shares that Mr. White owns personally.
(5) For Mr. Weinstein, the number of shares shown reflects 7,500 shares deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or will become exercisable in 60 days.
(6) This information is derived from a Schedule 13G/A dated February 17, 1999 filed jointly by Brinson Partners, Inc. ("BPI") and UBS AG ("UBS"). BPI and UBS may be deemed the beneficial owners with respect to all of the shares shown, with shared voting and dispositive power as to all such shares. The address of BPI is 209 South LaSalle Street, Chicago, Illinois 60604-1295 and the address of UBS is Bahnhofstrasse 45, 8021, Zurich, Switzerland.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the years ended December 31, 1996, 1997 and 1998 for each of the named executive officers (as defined under applicable Securities and Exchange Commission Rules) of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                       ANNUAL COMPENSATION                               AWARDS
                                     ------------------------        ------------------------------------------
                                                                     RESTRICTED
        NAME                                                           STOCK                        ALL OTHER
        AND                            SALARY          BONUS           AWARDS                      COMPENSATION
      POSITION            YEAR           ($)            ($)            ($)(2)      OPTIONS (#)        ($)(1)
      --------            ----        --------       --------        ----------    -----------     ------------
John L. Macdonald         1998        $410,769       $180,000             -             -            $23,271
  President & CEO         1997         401,541        200,000             -          125,000          17,056
                          1996         168,486        250,000             -             -              9,486

Thaddeus J. Lelek         1998         138,634         22,500             -             -             13,588
  Vice President          1997         129,803         12,500          150,000        30,000           3,588
                          1996         108,333         10,000             -             -                -

Wilfred  J. Kimball       1998         136,437         20,000             -             -             12,694
  Vice President          1997         136,437         22,000           20,000        30,000          15,266
                          1996         135,483         15,000             -             -             39,141

Frank A. Musto            1998         128,365         25,000             -             -             12,400
  Vice President & CFO    1997         121,274         27,000          150,000        30,000          15,841
                          1996          91,683         26,000             -             -              9,500

John T. White             1998         123,759         11,000             -            5,000          16,861
  Vice President &        1997         114,462         27,500             -           15,000          11,888
  General Counsel         1996         113,866         27,500             -             -                -

(1) Amounts in 1998, for Mr. Macdonald consists of $10,000 contributed to the Company's Defined Contribution Plan, $6,580 for a car allowance and $5,185 which is the dollar value, on a term loan, of the benefit to Mr. Macdonald of the $248,941 premium paid by the Company during 1998 for a split-dollar life insurance plan covering Mr. Macdonald and his wife. Under the terms of the split dollar life insurance agreement, the Company has the right to recover all of the premiums paid by the Company under the agreement. Amount in 1998 for Mr. Lelek consists of the amounts contributed by the Company to the Company's Defined Contribution Plan $10,000 and $3,558 for car allowance. Amount for Mr. White in 1998, consists of a car allowance of $8,359 and $8,502 that was contributed by the Company to the Company's Defined Contribution Plan. Amount for Mr. Kimball in 1998 consists of $3,000 car allowance and $9,694 contributed by the Company to the Company's Deferred Plan. Amount for Mr. Musto in 1998 consists of $2,400 of car allowance and $10,000 contributed by the Company to the Company's Defined Contribution Plan.

(2) The aggregate restricted stock holdings and value of such holdings at December 31, 1998 for Mr. Lelek were 13,950 shares and $71,494, respectively, for Mr. Kimball were 1,860 shares and $3,953, respectively, and for Mr. Musto were 13,950 shares and $71,494, respectively. The shares of restricted stock are subject to a substantial risk of forfeiture that lapses as to one-quarter of the shares each January 1st, commencing on January 1, 1998. Dividends on all restricted shares issued to the named executive officers are paid at the same rate as paid to all stockholders. The Company currently intends to retain all future earnings for the development of its business and does not anticipate paying cash dividends for the foreseeable future.

STOCK OPTION GRANTS

         The following table summarizes certain information concerning stock options granted during fiscal year 1998 to the Named Executive Officers:

                                                                          POTENTIAL REALIZABLE VALUE
                                                                         AT ASSUMED ANNUAL RATES OF
                       INDIVIDUAL GRANTS                                  STOCK PRICE APPRECIATION
                                                                               FOR OPTION TERM
----------------------------------------------------------------------   --------------------------
                                 % OF TOTAL
                                   OPTIONS
                                 GRANTED TO     EXERCISE
                                EMPLOYEES IN     OR BASE
                    OPTIONS        FISCAL         PRICE     EXPIRATION
     NAME          GRANTED(#)       YEAR        ($/SHARE)      DATE        5% ($)        10% ($)
     ----          ----------   ------------    ---------   ----------     ------        -------
John T. White        5,000           83%           10.5      10/31/08      14,505         32,052

         No other Named Executive Officer received stock options during 1998.

         The following table provides information regarding the exercise of stock options during fiscal year 1998 and stock options held as of the end of fiscal year 1998 by the Named Executive Officers:

                           AGGREGATED OPTION EXERCISE
                        AND YEAR END OPTIONS VALUE TABLE

                                                               NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                      OPTIONS                  IN-THE-MONEY OPTIONS
                                                                AT FISCAL YEAR END            AT FISCAL YEAR END (1)
                                                          -----------------------------   -----------------------------
                             SHARES
                            ACQUIRED
                               ON            VALUE
          NAME              EXERCISE      REALIZED ($)    EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
          ----              --------      ------------    -----------     -------------   -----------     -------------
    John L. Macdonald           0             $0            41,667            83,333          $0               $0

    Thaddeus J. Lelek           0              0            10,000            20,000           0                0

   Wilfred J. Kimball           0              0            10,000            20,000           0                0

     Frank A. Musto             0              0            10,000            20,000           0                0

      John T. White             0              0             5,000            20,000           0                0

   (1) THIS REPRESENTS THE AMOUNT BY WHICH THE FAIR MARKET VALUE OF THE COMPANY'S COMMON STOCK OF $5.125 PER SHARE AS OF DECEMBER 31, 1998 EXCEEDED THE EXERCISE PRICE OF THE OPTIONS HELD BY THE NAMED EXECUTIVE OFFICERS.

         THE INFORMATION CONTAINED IN THE FOLLOWING SECTIONS ENTITLED "REPORT OF THE COMPENSATION COMMITTEE" AND "PERFORMANCE GRAPH" ARE NOT DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATION A UNDER THE SECURITIES ACT OF 1933, OR TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934.

REPORT OF THE COMPENSATION COMMITTEE

         The following report was prepared as of the date of this Proxy statement by Directors Neivert, Weinstein and Kennedy, as the members of the Company's Compensation Committee that was formed after the Company's July 24, 1997, Offering. Mr. Kahn was a member of the compensation committee until his resignation from the Board of Directors on July 2, 1999 at which time Mr. Neivert was appointed to fill the vacancy.

         The duties of the Compensation Committee (the "Committee") include the review of compensation levels of the Company's executive officers, the evaluation of the performance of the executive officers and the administration of any stock-based compensation plans except the Non-Employee Directors' Stock Plan.

GENERAL POLICIES

         The Company's executive compensation system, which is set by the Compensation Committee, is intended to attract, retain and motivate high quality executives with market and performance based compensation packages that reward the achievement of specific financial goals and the enhancement of stockholder value. The Committee believes that linking executive compensation to corporate performance through a more significant emphasis on performance bonuses results in a better alignment of compensation with corporate goals and stockholder interests.

         In evaluating the performance of executive officers, the Compensation Committee's approach is to consult with the Chief Executive Officer, except when evaluating his performance, in which case the Compensation Committee's approach is to meet and deliberate independently without the Chief Executive Officer being present. The Compensation Committee will review with the Board of Directors in detail all aspects of compensation for the executive officers. The Compensation Committee has access to independent compensation data and may, from time to time in the future, consult with an outside compensation consultant.

         The key elements of the Company's executive officers' compensation in fiscal 1998 consisted principally of (1) base salary, (2) potential bonuses based on overall Company performance for the Company's Chief Executive Officer, Chief Financial Officer and all of the executive officers, and based in part on overall Company performance and in part on specific performance criteria keyed to areas of responsibility for each of the non-executive officers and (3) the award of stock options and restricted stock under the 1997 Long-Term Incentive Plan that is designed to give certain of the officers and other employees the opportunity to be awarded long-term, stock-based incentives.

         The Compensation Committee's policies with respect to each of these elements are discussed below, including the basis for the compensation awarded in fiscal 1998 to John L. Macdonald, the Company's Chief Executive Officer and President. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual.

BASE SALARY

         Each officer's base salary is reviewed annually. The specific base salaries are based upon the Chief Executive Officer's subjective determination of appropriate salary levels, taking into consideration the scope of responsibility, experience, Company and individual performance, as well as pay practices of other companies relating to executives with similar responsibility. The Chief Executive Officer then makes recommendations to the Compensation Committee, which is responsible for approving or disapproving those recommendations.

         In determining the base salary of the Chief Executive Officer, consideration was given to a comparison of base salaries of persons with comparable positions and responsibilities in peer companies and an assessment of the individual performance of the Chief Executive Officer. The base salary for the Chief Executive Officer remained constant in 1998 compared to his base salary for 1997. The increase shown on the Summary Compensation Table related to a change in the payment method for his base salary from a biweekly to a bimonthly pay schedule.

ANNUAL BONUS PROGRAM

         The Compensation Committee believes that an executives' performance is most appropriately measured based on progress toward achieving operating goals that are formulated to promote advancement of key aspects of the Company's business. The annual bonus plan for the Chief Executive Officer and President is usually measured based on 1) the Company's ability to achieve growth in operating income from year to year, 2) an increase in annual volumes distributed, 3) increase in sales dollars, 4) increase in net margins and 5) performance compared to the Company's peer group. All of these goals were either met or exceeded except for item 1) above. The Company's incentive compensation for executive officers other than the CEO and President is somewhat discretionary under the Company's annual bonus program, but through objective overall performance criteria established under the program, bonuses are expected to be paid based on current year's performance. Performance, under the 1998 annual bonus plan for all executive officers, is measured by increased volume of product sold, increase in market share, sales performance, and earnings performance compared to that of the performance of the Company's peer group. Under the bonus program in fiscal 1998 for these executive officers who held these positions during fiscal 1997, determinations as to payment of bonuses were made annually by the CEO and approved by the Compensation Committee. The bonus for each of these officers was based on a pool of 5 percent of the Company's annual net income of which 30 percent is allocated to the executive officers. Under the bonus program, the amount of the base bonus is adjusted downward if and to the extent the goals are not achieved and is increased if and to the extent the goals are exceeded.

LONG-TERM COMPENSATION

         The Compensation Committee awards stock options under the 1997 Long-Term Incentive Plan to executive officers, other members of management and key individual contributors. Generally, the Chief Executive Officer will recommend the number of options to be granted and will present this number along with appropriate supporting data to the Compensation Committee for its review and approval. Options are granted at fair market value on the date of grant and therefore any value that ultimately accrues to employees under such options is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's stock. These options generally vest 33% a year beginning after the first year and have a 10-year duration.

         Stock option grants are designed to retain key employees, by ensuring that each has a continuing stake in the long-term success of the Company, and to provide an incentive for employees to improve the return to stockholders. In fiscal 1998, the Compensation Committee awarded 5,000 stock options to John T. White, Vice President and General Counsel, and 1,000 to all other employees. The grants were based on the employees respective responsibilities, their relative positions in the Company and their respective contributions to the Company's financial performance.

OTHER

         The Committee believes that linking executive compensation to corporate performance through a more significant emphasis on performance bonuses results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1998 adequately reflect the Company's compensation goals and policies.

         No member of the Compensation Committee is a former or current officer of the Company.

         COMPENSATION COMMITTEE:

         Charles N. Neivert

         Jerry L. Weinstein

         Thomas F. Kennedy

PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock for the period from July 24, 1997 (the date of the Company's Initial Public Offering), to December 31, 1998, with the cumulative total return on the Center for Research in Security Prices ("CRSP") Index for the S&P 500 (U.S. Companies) and the CRSP Index for a Peer Group (1) for the same period. The graph assumes the investment of $100 on July 24, 1997 and the reinvestment of any dividends.

                  COMPARISON OF CUMULATIVE TOTAL RETURN

                                 [GRAPH OMITTED]

--------------------  ---------------  -------------------  --------------------
                       JULY 24, 1997    DECEMBER 31, 1997    DECEMBER 31, 1998
--------------------  ---------------  -------------------  --------------------
JLM INDUSTRIES, INC.      $100.00            $102.50              $ 51.30
S&P 500 INDEX             $100.00            $104.37              $134.10
PEER GROUP (1)            $100.00            $ 93.98              $ 70.70
--------------------  ---------------  -------------------  --------------------

(1) The Peer Group comprises publicly traded companies that are engaged in principally or in significant part in the marketing, distribution and or manufacturing of certain commodity chemicals, principally acetone and phenol. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a Peer Group average. The members of the Peer Group are Aceto Corporation, Georgia Gulf Corporation, Great Lakes Chemical Corporation, Hanna M.A. Company and Methanex Corporation. In 1997, the Company included Rexene Corporation as part of its peer group. However in 1998, Rexene Corporation was acquired by a third-party and there is no longer any data available concerning Rexene Corporation's stock market capitalization. Therefore, the Company has replaced Rexene Corporation with Methanex Corporation for the above performance graph in 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The current members of the Company's Compensation Committee are Messrs. Weinstein, Kennedy and Neivert. Messrs. Kennedy and Neivert were appointed to the Committee at the time they joined the Board of Directors. Neither Messrs. Kahn, Weinstein, Kennedy nor Neivert were, at any time, been an officer or employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         The Company's Spanish distributor is Chemical Trading, S.L. ("CTSL"), which is owned 100.0% by Eduardo Delgadillo, a stockholder of the Company. The Company and CTSL have an arrangement pursuant to which the Company pays CTSL's operating expenses. The Company treats the difference between such payments and the amount of commissions and other amounts due to CTSL as a loan. Under such arrangement CTSL was indebted to the Company for approximately $905,000 as of December 31, 1998. Such indebtedness is carried on an open account basis. Effective October 1, 1998, $500,000 owed by CTSL was repaid without interest through the sale to the Company at fair market value of 90,909 shares of common stock owned by CTSL owner. As of December 31, 1998, Mr. Delgadillo was the beneficial owner of 1.8% of the Company's outstanding Common Stock.

         In 1997, the Company entered into an agreement for sale and purchase of common stock held by the majority stockholder of the Company and an unrelated third party to purchase for a total purchase price of approximately $1.25 million all of the issued and outstanding shares of Aurora Chemicals, Inc. ("Aurora"), a Texas corporation. Under the terms of the agreement, the Company purchased from the Company's majority stockholder his ownership interest in Aurora for a $1.0 million promissory note that matures on June 1, 2002 and bears interest at a rate of 10.0% per annum. The other shareholder received consideration of $250,000 for the purchase of his ownership interest of which $150,000 was paid at closing in cash and the remaining $100,000 was to be paid by a three year promissory note which bore interest at the prime rate and was payable in three equal annual installments. During 1998, the Company discounted the promissory note and paid the entire outstanding balance to the shareholder.

         In 1997, the Company entered into an agreement for sale and purchase of common stock with the majority stockholder of the Company to purchase for a total purchase price of $500,000 all of the issued and outstanding shares of Phoenix Tank Car Corporation ("Phoenix"), a Connecticut corporation. Under the terms of the agreement, the Company purchased this ownership interest in Phoenix for $500,000, of which $250,000 was offset against advances owed to the Company by the Company's majority stockholder and $250,000 paid by means of a promissory note that matures on June 1, 2002 and bears interest at a rate of 10.0% per annum.

         The Company believes that each of the certain transactions described above were on terms no less favorable to the Company than those which could have been obtained in arm's length transactions with unaffiliated third parties. However, except as indicated above, the Company did not obtain independent objective information to support its belief in this respect.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS - ITEM TWO ON YOUR PROXY CARD

         The Company has engaged the firm of Deloitte & Touche LLP, independent public accountants, to report upon the consolidated financial statements included in the Annual Report submitted herewith. A representative from said firm will be in attendance at the Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to any questions from those in attendance. The Company has appointed Deloitte & Touche LLP to report upon its 1999 consolidated financial statements, subject to ratification of such appointment by the stockholders at the Meeting. Stockholder ratification of the Company's independent certified public accountants is not required by the Company's Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. If the Stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

         The affirmative vote of the holders of a majority of the shares represented, in person or by Proxy, and entitled to vote at the Meeting will be required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded.

3. PROPOSAL TO APPROVE THE AMENDMENT OF THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN - ITEM THREE ON YOUR PROXY CARD

         In order to be in a position to continue to effectively attract and retain members of the Board of Directors who are not employees of the Company or its subsidiaries (the "Non-Employee Directors"), the Board of Directors adopted the JLM Industries, Inc. Non-Employee Directors' Stock Option Plan (the "Plan") in 1997.

         THE AMENDMENT

         As originally adopted, the Plan covered 25,000 shares of Common Stock and provided for the automatic grant of an option to purchase 1,000 shares of Common Stock upon the initial election and each reelection of a Non-Employee Director. In January 1999, the Board of Directors approved, subject to stockholder ratification at the 1999 Annual Meeting of Stockholders of certain portions of the amendment, an amendment to the Plan to (1) increase the number of shares of Common Stock covered by the Plan to 75,000 from 25,000, (2) to increase the number of shares of Common Stock covered by an option received by a Non-Employee Director upon initial election and reelection and (3) to provide for discretionary grants of options under the Plan.

         The Board recommends that you vote "FOR" the amendment to the Plan. The amendment will be approved if the votes cast "FOR" the amendment by holders entitled to vote exceed the votes cast opposing the amendment.

         Summary of the Non-Employee Directors' Stock Option Plan

         Under the Plan, as amended (the "Amended Plan"), Non-Employee Directors will be eligible to receive nonqualified stock options. No other individual is eligible to receive options under the Amended Plan. In addition to receiving options under the Amended Plan, Non-Employee Directors will continue to be compensated for their services as directors. For a description of such compensation, see "Compensation of Directors."

         An aggregate of 75,000 shares of Common Stock have been reserved for issuance under the Amended Plan. The Amended Plan is administered by the full Board of Directors or by a committee of two or more members of the Board, as may be designated as such by the Board.

         All Non-Employee Directors are eligible to receive options under the Amended Plan. Each Non-Employee Director will automatically be granted an option for 5,000 shares of the Company's Common Stock upon his or her appointment to the Board. In addition, each year, as of the date of the Company's Annual Meeting of Stockholders, each Non-Employee Director who is then reelected or who is continuing as a member of the Board following the Annual Meeting shall receive an option for 2,500 shares of Common Stock. Prior to its amendment, the Plan provided for option grants covering 1,000 shares upon initial election and each reelection of each of the Non-Employee Directors. There is no limit as to the number of options that may be granted any one eligible individual. Discretionary grants of options to Non-Employee Directors may also be made from time to time. The Company will not receive any consideration for the granting of the options under the plan, other than the services rendered to the Company by the Non-Employee Director in that capacity.

         The per share exercise price of each of the options automatically granted under the Amended Plan may not be less than the fair market value of the Common Stock on the date of grant. On June 30, 1999, the reported last sale price of the Common Stock on the Nasdaq National Market System was $5.25.

         Options automatically granted under the Amended Plan will become, in general, fully vested one year from the date of the grant, and will be exercisable for up to five years after the date of the grant. Discretionary options granted under the plan will have such exercise price, vesting schedule and other terms and conditions as shall be determined by the Board of Directors at the time of each respective grant.

         If exercised, an option must be exercised within the exercise period by payment of the option price in cash, by check or by other means prescribed by the Amended Plan.

         Should a Non-Employee Director be removed for dishonesty or violation of his fiduciary duty, voluntarily resign under, or followed by, circumstances which would constitute a violation of his fiduciary duty or commit an act of dishonesty not discovered by the Company prior to the cessation of his term of office, then any option held by such Non-Employee Director shall terminate and become void. If a person shall cease to be a Non-Employee Director for any other reasons, including death, then such person, at any time prior to the expiration of the option may exercise the option with respect to any shares exercisable but unexercised as of that date. Notwithstanding the foregoing general rules, options may be issued for shorter periods of time and the Board of Directors may permit the earlier exercise of outstanding options.

         An individual may not transfer any option granted under the Amended Plan, although, in some circumstances after the individual's death, the individual's personal representative may exercise the option and, in certain other circumstances, options can be exchanged for new options.

         The aggregate number of shares covered by the Amended Plan, as well as the number of shares covered by outstanding options (and the per share purchase price thereof) are subject to automatic adjustment, without further action of the Board of Directors or the stockholders, in the event of a stock dividend, a stock split or certain other recapitalizations with respect to the Company's Common Stock.

         The Board of Directors may amend the Amended Plan (or suspend or discontinue it) without further stockholder approval. No amendment may adversely affect any then outstanding option.

         The Amended Plan will continue for 10 years, unless the Board of Directors votes to terminate the Amended Plan at some earlier time.

FEDERAL INCOME TAX CONSEQUENCES

         Because all options under the plan will be nonqualified stock options and because the Company does not anticipate that any such options will have a readily ascertainable fair market value when issued, the recipient of such an option should not recognize any taxable income or loss for federal income tax purposes at the time the option is granted. The exercise of the nonqualified stock option will, however, result in the immediate recognition of taxable income by its holder at ordinary income rates based on the difference between the purchase price for shares covered by the option and the fair market value of the shares received at the time of exercise. The Company will receive a corresponding income tax deduction at the same time. Additional gain or loss, determined under general rules of taxation, may be realized upon the sale of the shares.

         The specific application and impact of the tax rules may vary depending on the personal situation of individual directors.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN - NEW PLAN BENEFITS TABLE

         The following table provides information regarding the number of options to be granted and the value of such options under the plan:

                              JLM INDUSTRIES, INC.
                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                                                                        NUMBER
          NAME AND POSITION                            DOLLAR VALUE    OF UNITS
          -----------------                            ------------    --------

          John L. Macdonald,
          President and Chief Executive Officer              *             *

          Thaddeus J. Lelek,
            Vice President                                   *             *

          Wilfred J. Kimball,
            Vice President                                   *             *

          Frank A. Musto,
            Vice President & Chief Financial Officer         *             *

          John T. White,
            Vice President & General Counsel

          Executive Group                                    *             *

          Non-Executive Director Group                      (1)           (2)

          Non-Executive Officer Employee Group               *             *

-----------------------

          *  Not eligible for participation.

         (1) Cannot be determined

         (2) The grant of options under the Plan will generally occur automatically, in the amount of 5,000 options upon the Director's initial appointment to the Board, and 2,500 options each year thereafter upon each reelection of a Director. The Board of Directors has discretion to make additional grants under the plan, but the Company cannot determine the nature or amount of any discretionary awards that will be made in the future. Roger C. Kahn and Jerry L Weinstein have each been granted options to purchase 7,500 shares of Common Stock and Thomas F. Kennedy has been granted an option to purchase 5,000 shares of Common Stock.

         OTHER BUSINESS

         Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS FOR
                     PRESENTATION AT THE 2000 ANNUAL MEETING

         The Board of Directors requests that any stockholder proposals intended for presentation at the 2000 Annual Meeting be submitted to Michael J. Molina, Secretary, in writing no later than March 10, 2000, for consideration for inclusion in the Company's Proxy materials for such meeting.

         The Company's By-laws and Restated Certificate of Incorporation require certain advance notice to the Company of any nominations by stockholders of persons to stand for election as directors at stockholders' meetings. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

         A stockholder's notice with respect to a director nomination must be set forth (i) certain information about the nominee, (ii) the consent of the nominee to serve as a director, if elected, (iii) the name and record address of the nominating stockholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made,
(vi) a representation that such stockholder intends to appear in person or by Proxy at the meeting to nominate the persons named and (vii) certain other information.

         The complete provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                                     By Order of the Board of Directors,

                                     /s/ MICHAEL J. MOLINA
                                         -------------------------------
                                         Michael J. Molina
                                         Secretary
                                         Tampa, Florida
                                         July 8, 1999

                                                                      APPENDIX A

                             JLM INDUSTRIES, INC.

                     NON-EMPLOYEE DIRECTORS' STOCK OPTION
                                     PLAN
           (As Amended by the First Amendment Adopted January 1999)

                                   ARTICLE 1

                                    GENERAL

      1.1 PURPOSE. The purpose of the JLM Industries, Inc. Non-Employee Directors' Stock Option Plan is to secure for JLM Industries, Inc. and its stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors of the Company who are not employees of the Company or any of its Subsidiaries.

      1.2 MAXIMUM NUMBER OF SHARES. The maximum number of shares of Common Stock that may be offered under the Plan is 75,000, subject to adjustment as provided in Section 3.1 below. The Common Stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company or its Subsidiaries. In the event that Options granted under the Plan shall terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such lapsed Options.

      1.3 DEFINITIONS. The following words and terms as used herein shall have that meaning set forth therefor in this Section 1.3 unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

          1.3.1 "BOARD" or "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

          1.3.2 "COMMITTEE" is defined in Section 1.4.

          1.3.3 "COMMON STOCK" shall mean the common stock of the Company.

          1.3.4 "COMPANY" shall mean JLM Industries, Inc., a Delaware corporation, and any successor.

          1.3.5 "EFFECTIVE DATE" is defined in Section 3.10.

          1.3.6 "FAIR MARKET VALUE" of the shares of Common Stock shall mean the closing price on the date in question (or, if no shares are traded on such day, on the next preceding day on which shares were traded), of the Common Stock on the principal securities exchange in the United

      States on which such stock is listed, or if such stock is not listed on a securities exchange in the United States, the closing price on such day in the over-the-counter market as reported by the National Association of Security Dealers Automated Quotation System (NASDAQ), or NASDAQ's successor, or if not reported on NASDAQ, the fair market value of such stock as determined by the Committee in good faith and based on all relevant factors.

          1.3.7 "NSO" shall mean a nonqualified stock option granted in accordance with the provisions of Article 2 of this Plan.

          1.3.8 "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board of Directors of the Company who is not an employee of the Company or any Subsidiary.

          1.3.9 "OPTION" shall mean an NSO.

          1.3.10 "OPTIONEE" shall mean a Non-Employee Director to whom an Option is granted under the Plan.

          1.3.11 "PLAN" shall mean the JLM Industries, Inc. Non-Employee Directors' Stock Option Plan, as set forth herein and as amended from time to time.

          1.3.12 "SUBSIDIARY" shall mean any corporation that at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in Section 424(f) of the Internal Revenue Code of 1986, as amended.

      1.4 ADMINISTRATION. The Plan shall be administered by a Committee comprised of members of the Board (the "Committee"). The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan. The Committee shall, subject to the provisions of the Plan, grant Options and have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

      1.5 ELIGIBILITY REQUIREMENTS. Each Non-Employee Director shall be eligible to receive Options in accordance with Article 2 below. The adoption of this Plan shall not be deemed to give any director any right to or be granted options to purchase Common Stock of the Company, except to the extent and upon such terms and conditions as set forth in this Plan.

                                   ARTICLE 2

                       TERMS AND CONDITIONS OF OPTIONS

      2.1 GRANT. Options granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the terms and conditions set forth under this Article 2. The date of the Annual Meeting of Stockholders or the date of a Directors' initial appointment to the Board, whichever is applicable, shall be the date of grant of the Options.

      2.2 NONQUALIFIED STOCK OPTIONS. An Option granted under the Plan shall be an NSO which is intended to be an option that does not qualify as an "incentive stock option" under Section 422 of the Code.

      2.3 AUTOMATIC GRANTS.

          2.3.1 Each Non-Employee Director shall be granted an Option for 5,000 shares of Common Stock upon his or her initial appointment to the Board. In addition, each year, as of the date of the Annual Meeting of Stockholders of the Company, each Non-Employee Director who is then reelected or who is continuing as a member of the Board after the adjournment of the Annual Meeting shall be granted an Option for 2,500 shares of Common Stock.

          2.3.2 The Option exercise price for each such automatic grant shall be the Fair Market Value of the Common Stock on the date of the grant of the Option.

          2.3.3 One hundred percent (100%) of the total number of shares of Common Stock covered by an automatic grant Option shall become exercisable beginning with the date which is one (1) year after the date of the grant of the Option and shall be exercisable by the Non-Employee Director for a period of five (5) years from the date of grant. Not less than one hundred
      (100) shares may be exercised at any one time unless the number exercised is the total number at the time exercisable under the Option.

          2.3.4 Notwithstanding the foregoing, no automatic grant Option or any part of an automatic grant Option shall be exercisable (a) before the Non-Employee Director has served one term-year as a member of the Board (as used herein, the term "term-year" means that period from one Annual Meeting to the subsequent Annual Meeting), (b) after the expiration of five (5) years from the date the Option was granted, and (c) unless written notice of the exercise is delivered to the Company specifying the number of shares to be purchased and payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise.

      2.4 METHOD OF EXERCISE. An Option may be exercised by a Non-Employee Director during such time as may be permitted by the Option and the Plan by providing written notice to the Board and tendering the purchase price in accordance with the provisions of Section 2.5, and complying with any other exercise requirements contained in the Option or promulgated from time to time by the Board.

      2.5 METHOD OF PAYMENT. Each Option shall state the method of payment of the Option price upon the exercise of the Option. The method of payment stated in the Option shall include payment (a) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (b) in the discretion of and in the manner determined by the Board, by the delivery of shares of Common Stock already owned by the Optionee, (c) by any other legally permissible means acceptable to the Board at the time of the grant of the Option (including cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable legal restrictions), or (d) in the discretion of the Board, through a combination of (a), (b) and (c) of this
Section 2.5. If the option price is paid in whole or in part through the delivery of shares of Common Stock, the decision of the Board with respect to the Fair Market Value of such shares shall be final and conclusive.

      2.6 DISCRETIONARY GRANTS. The Committee may also make discretionary grants of Options to Non-Employee Directors. The number of shares of Common Stock underlying such discretionary Options and the exercise price, vesting and other terms and conditions of such Options shall be determined by the Committee at the time such Options are granted.

      2.7 DEATH OR OTHER TERMINATION OF POSITION AS A DIRECTOR. Subject to the provisions on exercise contained in this Section 2, in the Option or as promulgated by the Board:

          2.7.1 In the event that a Non-Employee Director (a) is removed as a director for dishonesty or violation of his or her fiduciary duty to the Company, (b) voluntarily resigns under or followed by such circumstances as would constitute a violation of his or her fiduciary duty to the Company, or (c) commits an act of dishonesty not discovered by the Company prior to the cessation of his or her services as a Non-Employee Director but that would have resulted in his or her removal if discovered prior to such date, then forthwith from the happening of any such event, any Option then held by him or her shall terminate and become void to the extent that it then remains unexercised.

          2.7.2 If a person shall cease to be a Non-Employee Director for any reason other than one or more of the reasons set forth in section 2.7.1, such person, or in the case of death, the executors, administrators or distributees, as the case may be, may, at any time prior to the date of the expiration of the Option, exercise the Option with respect to any shares of Common Stock as to which such person has not exercised the Option on the date the person ceased to be such a Non-Employee Director.

          2.7.3 In the event any Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased Optionee, the Company shall be under no obligation to issue Common Stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased Optionee's estate or the proper legatees or distributees thereof.

      2.8 TRANSFERABILITY OF OPTIONS. The Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

      2.9 DELIVERY OF CERTIFICATES REPRESENTING SHARES. As soon as practicable after the exercise of an Option, the Company shall deliver, or cause to be delivered, to the Non-Employee Director exercising the Option, a certificate or certificates representing the shares of Common Stock purchased upon the exercise. Certificates representing shares of Common Stock to be delivered to a Non-Employee Director shall be registered in the name of such director.

      2.10 RIGHTS AS A STOCKHOLDER. A Non-Employee Director shall have no rights as a stockholder with respect to any shares of Common Stock covered by his or her Option until the date on which he or she becomes a record owner of the shares purchased upon the exercise of the Option (the "record ownership date"). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions, or other rights for which the record date is prior to the record ownership date.

                                   ARTICLE 3

                                 MISCELLANEOUS

          3.1 STOCK ADJUSTMENTS.

          3.1.1 In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other division or consolidation of shares or the payment of a stock dividend (but only on Common Stock) or any other increase or decrease in the number of such shares effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, the number of shares of Common Stock covered by each outstanding Option, and the purchase price per share of Common Stock covered by each outstanding Option shall be proportionately and appropriately adjusted for any such increase or decrease.

          3.1.2 Subject to any required action by the stockholders, if any change occurs in the shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the shares of Common Stock, then, in any such event, the number and type of shares covered by each outstanding Option, and the purchase price per share of Common Stock covered by each outstanding Option, shall be proportionately and appropriately adjusted for any such change. A dissolution or liquidation of the Company shall cause each outstanding Option to terminate.

          3.1.3 In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be shares of Common Stock within the meaning of the Plan.

          3.1.4 To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive. Except as hereinabove expressly provided in this Section 3.1, a Non-Employee Director shall have no rights by reason of any division or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation, or spin-off of assets or stock of another corporation; and any issuance by the Company of shares of stock of any class, securities convertible into shares of stock of any class, or warrants or options for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

          3.1.5 The existence of the Plan and the grant of any Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

      3.2 LISTING AND REGISTRATION OF COMMON STOCK. Each Option shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock covered thereby upon any securities exchange or under any state or federal laws, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section become operative, and if, as a result thereof, the exercise of an Option is delayed, then and in that event, the term of the Option shall not be affected. Notwithstanding the foregoing, or any other provisions in the Plan, the company shall have no obligation under the Plan to cause any share of Common Stock to be registered or qualified under any federal or state law, or listed on any stock exchange or admitted to any national market system.

      3.3 NO IMPLIED RIGHTS TO DIRECTORS. Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

      3.4 TERM OF THE PLAN. The Plan shall terminate upon the earlier of the dates or events to occur: (a) upon the adoption of a resolution of the Board terminating the Plan; or (b) ten years from the Effective Date.

      3.5 AMENDMENT OF THE PLAN; TERMINATION. The Board may, insofar as permitted by law, from time to time, with respect to any shares of Common Stock at the time not subject to Options, suspend, discontinue or terminate the Plan or revise or amend it in any respect whatsoever.

      3.6 APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

      3.7 NO OBLIGATION TO EXERCISE. The granting of any Option under the Plan shall impose no obligation upon any Optionee to exercise such Option.

      3.8 NO IMPLIED RIGHTS TO DIRECTORS. Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan, nor any action taken hereunder, shall be construed as giving any Non-Employee Director any right to be retained as a Director or in any other capacity.

      3.9 WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

      3.10 CONDITIONS PRECEDENT TO EFFECTIVENESS. The Plan shall become effective upon the satisfaction of all the following conditions, with the Effective Date of the Plan being the date that the last such condition is satisfied:

           3.10.1 the adoption of the Plan by the Board of Directors; and

           3.10.2 the closing of the initial public offering of the Company's Common Stock.

                              JLM INDUSTRIES, INC.
          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 12, 1999

         The undersigned, a stockholder of JLM INDUSTRIES, INC. (the "Company"), does hereby appoint Frank A. Musto and John T. White and each of them acting individually, as the attorneys and proxies of the undersigned, with power of substitution, for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610 at 11:00 a.m., Eastern Standard Time, on August 12, 1999 and any adjournment or adjournments thereof (the "Annual Meeting"), to represent the undersigned at the Annual Meeting, and there to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting, in any manner and with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated July 8, 1998 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as follows:

         The Board of Directors recommends voting FOR the following proposals:

         1. ELECTION OF DIRECTORS.
            Nominees for Directors: John L. Macdonald, Frank A. Musto, Walter M. Tarpley, Sean D. Macdonald, Jerry L. Weinstein, Thomas F. Kennedy and Charles N. Neivert.
[ ]         FOR the nominees listed above (except as marked to the contrary).
            [ ] AUTHORITY WITHHELD to vote for the nominees listed above. (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above).

         2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE
            COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.
[ ]         FOR                   [ ] AGAINST                     [ ] ABSTAIN

         3. PROPOSAL TO AMEND THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
[ ]         FOR                   [ ] AGAINST                     [ ] ABSTAIN

         4. OTHER MATTERS. Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.

         The shares represented by this Proxy will be voted only if this Proxy is properly executed and timely returned. In that event, such shares will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE PROPOSAL TO RATIFY DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS, FOR THE AMENDMENT TO THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN AND FOR OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

         The undersigned acknowledges receipt of (1) the Company's 1998 Annual Report to Stockholders and (2) the Company's Notice of Annual Meeting and Proxy Statement dated July 8, 1999 relating to the Annual Meeting. The undersigned does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.

                                      Dated:______________________________, 1999

                                      __________________________________________
                                      Signature

                                      __________________________________________
                                      Signature if held jointly

                                      NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.

        PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT
                          USING THE ENCLOSED ENVELOPE.